State of Delaware
Secretary of State
Division of Corporations
Delivered 02:30 PM 03/05/2021
FILED 02:30 PM 03/05/2021
SR 20210815037 - File Number 4446202

AMENDED ARTICLES OF INCORPORATION
OF
SOLAR INTERMODAL CORPORATION
A DELAWARE CORPORATION

ARTICLE 1

The name of the corporation is SOLAR INTERMODAL CORPORATION.

ARTICLE 2

The registered office of the Corporation in the State of Delaware shall be at 16192 Coastal Highway, Lewes, Delaware 19958, County of Sussex. The initial registered agent of this Corporation shall be Harvard Business Services, Inc. The Corporation may, from time to time, in the manner provided by law, change the registered agent and registered office within the State of Delaware. The Corporation may also maintain an office or offices for the conduct of its business, either within or without the State of Delaware.

ARTICLE 3

The objectives and purposes for which the corporation is organized are for any lawful act or activity for which a corporation may be organized under the Delaware Business Corporation Act, now or hereafter in effect, and to do any of such things as fully and to the same extent as natural persons might or could do.

ARTICLE 4

The duration of existence of the Corporation is perpetual.

ARTICLE 5

Section 1. Authorized Shares. The aggregate number of shares that the Corporation shall have authority to issue is: Two Hundred Ten Million (210,000,000) shares consisting of two classes to be designated respectively, "Common Stock" and "Preferred Stock", with all of such shares having a par value of $.0001 per share. The total number of shares of Common Stock that the Corporation shall have authority to issue is Two Hundred Million (200,000,000) shares. The Common Stock shall consist of one class, being Two Hundred Million (200,000,000) Common Shares. The total number of shares of Preferred Stock that the Corporation shall have authority to issue is Ten Million (10,000,000) shares. The Preferred Stock may be issued in one or more series, each series to be appropriately designated by a distinguishing letter or title, prior to issuance of any shares thereof. The voting powers, designations, preferences, limitations, restrictions, and relative, participating, optional and other rights and the qualifications, limitations, or restrictions thereof of the Preferred Stock shall hereinafter be prescribed by resolution of the Board of Directors pursuant to Section 3 of this Article 5.

Section 2. Common Stock

(a) Dividend Rate. Subject to the rights of holders of any Preferred Stock having preferences as to dividends and except as hereinafter provided by these Articles of Incorporation, as amended from time to time (hereinafter, the "Articles") or the Delaware General Statutes

(hereinafter, the "Delaware Code"), the holders of Common Stock shall be entitled to receive dividends when, as and if declared by the Board of Directors out of assets legally available therefor.

(b) Voting Rights. Except as otherwise provided by the Delaware Code, the holders of the issued and outstanding shares of Common Stock shall be entitled to one vote for each share of Common Stock. No holder of shares of Common Stock shall have the right to cumulate votes.

(c) Liquidation Rights. In the event of liquidation, dissolution, or winding up of the affairs of the Corporation's assets, the Common Stock and any shares of Preferred Stock which are not entitled to any preference in liquidation shall share equally and ratably in the Corporation's assets available for distribution after giving effect to any liquidation preference of any shares of Preferred Stock. A merger, conversion, exchange or consolidation of the Corporation with, or into any other person or sale or transfer of all or any part of the assets of the Corporation (which shall not in fact result in the liquidation of the Corporation and the distribution of assets to stockholders) shall not be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

(d) No Conversion, Redemption or Preemptive Rights. The holders of Common Stock shall not have any conversion, redemption or preemptive rights.

(e) Consideration for Shares. The Common Stock authorized by this Article shall be issued for such consideration as shall be fixed, from time to time, by the Board of Directors.

Section 3. Preferred Stock.

(a) Designation. The Board of Directors is hereby vested with the authority from time to time to provide by resolution, for the issuance of shares of Preferred Stock in one or more series not exceeding the aggregate number of shares of Preferred Stock authorized by these Articles, and to prescribe with respect to each such series the voting power, if any, designations, preferences and relative, participating, optional, or other special rights, and the qualifications, limitations, or rights relating thereto, including, without limiting the generality of the foregoing: the voting rights relating to the shares of Preferred Stock, of any series (which voting rights, if any, may be full or limited, may vary over time, and may be applicable generally or only upon stated fact or event), the condition or time for payment of dividends and the preference or relation of such dividends to dividends payable on any other class or series of capital stock; the rights of holders of Preferred Stock of any series in the event of liquidation, dissolution, or winding up of the affairs of the Corporation; the rights, if any, of holders of Preferred Stock of any series to convert or exchange such shares of Preferred Stock of such series for shares of any other class or series of capital stock or for any other securities, property or assets of the Corporation or of any subsidiary (including the determination of the price or prices or the rate or rates applicable to such righto convert or exchange and the adjustment thereof, the time or times during which the right to convert or exchange shall be applicable, and the time or times during which a particular price or rate shall be applicable); whether the shares of any series of Preferred Stock shall be subject to redemption by the Corporation and, if subject to redemption, the time, prices, rates, adjustments and other terms and conditions of such redemption. The powers, designations, preferences, limitations, restrictions and

relative rights may be made dependent upon any fact or event which may be ascertained outside the Articles or the resolution if the manner in which the fact or event may operate on such series is stated in the Articles of the resolution. As used in this section, "fact or event" includes, without limitation, the existence of a fact or occurrence of an event, including, without limitation, a determination by a government, person, governmental agency or political subdivision of a government. The Board of Directors is further authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issuance of shares of such series. Unless the Board of Directors provides to the contrary in the resolution which fixes the characteristics of a series of Preferred Stock, neither the consent of the series, or otherwise, of the holders of any outstanding Preferred Stock, nor the consent of the holders of any outstanding Common Stock, shall be required for the issuance of any new series of Preferred Stock, regardless of whether the rights and preferences of the new series of Preferred Stock are senior or superior, in any way, to the outstanding series of Preferred Stock or Common Stock.

(b) Certificate of Designation. Before the Corporation shall issue any shares of Preferred Stock of any series, a certificate of designation setting forth a copy of the resolution or resolutions of the Board of Directors and establishing the voting powers, designations, preferences, the relative, participating, optional or other rights, if any, and the qualifications, limitations and restrictions, if any, relating to the shares of Preferred Stock of such series, and the number of shares of Preferred Stock of such series authorized by the Board of Directors to be issued, shall be made and signed by an officer of the Corporation and filed in the manner prescribed by the DELAWARE CODE.

Section 4. Non Assessment of Stock. The capital stock of the Corporation, after the amount of the subscription price has been fully paid, shall not be assessable for any purpose, and no stock, issued as fully paid shall ever be assessable or assessed, and the Articles shall not be amended in this particular. No stockholder of the Corporation is individually liable for the debts or liabilities of the Corporation.

ARTICLE 6
INDEMNIFICATION

The Corporation shall indemnify to the fullest extent permitted by the Delaware Business Corporation Act any person who has been made, or is threatened to be made, a party to an action, suit, or proceeding, whether civil, criminal, administrative, investigative, or otherwise (including an action, suit or proceeding by or in the right of the corporation), by reason of the fact that the person is or was a director or officer of the corporation, or a fiduciary within the meaning of the Employee Retirement Income Security Act of 1974 with respect to an employee benefit plan of the corporation, or serves or served at the request of the corporation as a director, or as an officer, or as a fiduciary of an employee benefit plan, of another corporation, partnership, joint venture, trust or other enterprise. In addition, the Corporation shall pay for or reimburse any expenses incurred by such persons who are parties to such proceedings, in advance of the final disposition of such proceedings, to the full extent permitted by the Delaware Business Corporation Act.

ARTICLE 7
NO LIABILITY

To the fullest extent permitted by law, a director or officer of the Corporation shall have no personal liability to the Corporation or its shareholders for monetary damages for conduct as a director or officer; provided that this Article does shall not eliminate the liability of a director or officer for any act or omission for which such elimination of liability is not permitted under the Delaware Business Corporation Act. No amendment to that Act, or amendment of these articles of incorporation, that further limits the acts or omissions for which elimination of liability is permitted, shall adversely affect any right or protection of a director for any act or omission occurring prior to such amendment. If the Delaware Business Corporation Act is amended to further limit or eliminate liability of a director, then a director of the Corporation shall not be liable for any such act or omission to the fullest extent permitted by the Delaware Business Corporation Act, as so amended.

ARTICLE 8
DIRECTORS

Section 1. Number of Directors. The members of the governing board of the Corporation are styled as directors. The Board of Directors shall be elected in the manner as shall be provided in the bylaws of the Corporation. The Board of Directors shall consist of at least one (1) individual and not more than Nine (9) individuals. The number of directors may be changed from time to time in such manner as shall be provided in the bylaws of the Corporation.

ARTICLE 9
BYLAWS

The bylaws of the Corporation may be amended exclusively by the Board of Directors pursuant to Delaware Code Title 8, Corporations Section 109.

IN WITNESS WHEREOF, the Corporation has caused these Amended and restated Articles of Incorporation to be executed in its name by the Secretary on March 5, 2021. The undersigned Secretary hereby certifies that the Amended and Restated Articles of Incorporation were duly adopted by not less than seventy percent vote of the Shareholders on March 5, 2021, following the unanimous approval of the Board of Directors on the same date.

____

Robert R. Anderson, Jr., Secretary

March 5, 2021